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                                                                     EXHIBIT 4.8

                            COMPASS BANCSHARES, INC.

                    DIRECTOR & EXECUTIVE STOCK PURCHASE PLAN
                   (FORMERLY KNOWN AS MONTHLY INVESTMENT PLAN)

                             AS AMENDED AND RESTATED
                       EFFECTIVE AS OF SEPTEMBER 1 , 2001




1. PURPOSE. Compass Bancshares, Inc. ("Company") has established a Director & Executive Stock Purchase Plan (the "Plan") to permit eligible employees of the Company and each Company subsidiary ("Subsidiary") and directors of the Company to participate in the Company's financial future. The Plan does this by facilitating purchases of shares of the common stock of the Company, $2.00 par value per share ("Company Stock"), and by contributing to investments made by the Participants (defined in Section 3.1 hereof).

2. ADMINISTRATION. The Plan will be administered by the Company's Board of Directors or any committee thereof designated by the Board of Directors to administer the Plan (the Board or such committee is referred to herein as the "Board"). The Board shall have full and final authority, in its discretion, to administer the Plan and to interpret and apply Plan provisions. The Board also shall be empowered, in its sole discretion, to amend the Plan in any respect, to increase and decrease the amount to be contributed by the Company under the Plan, to discontinue the Plan in its entirety, or to modify the terms and conditions of awards under the Plan.

3.   PLAN PARTICIPATION.

     3.1 ELIGIBILITY. All regular full-time employees of the Company or a Subsidiary who participate in the Compass ShareBuilder Plan (the "423 Plan"), as amended from time to time, and who satisfy the requirements set forth in Section
3.3 hereof ("Employees") and all directors of the Company ("Directors") are eligible to participate in the Plan. Employees and Directors electing to participate in the Plan are collectively referenced hereinafter as "Participants."

     3.2 ENROLLMENT. Participation in the Plan is voluntary. Contributions may be made through payroll deduction, and/or cash contributions transferred from the 423 Plan as described in Section 3.3(b) hereof, in the case of Employees and through cash contributions in the case of Directors. A form to authorize Employee Contributions (as defined in Section 3.3 hereof) will be prepared by the Board and made available through each of the Company's various regional human resources offices. Employee Contributions through payroll deduction (as defined in Section 3.3 hereof) will commence with the next payroll following administrative handling and processing of the Plan enrollment form by human resources.


     Upon enrollment, the Plan Agent (as defined in Section 4 hereof) will open a separate account on behalf of the Participant (the "Participant's Account"). The Participant's Account relationship with the Plan Agent will be governed by an agreement between the Participant and the Plan Agent (the "Account Agreement"), and the Company will have no authority or responsibility with respect to that relationship, except that the Company may terminate the services of the Plan Agent and designate a new Plan Agent at any time. The Plan Agent will be the agent of the Participant and not the agent of the Company or any Subsidiary.

     3.3 CONTRIBUTIONS.

     (a) EMPLOYEE PAYROLL CONTRIBUTIONS. Employees with regular salaries of at least Two Hundred Twelve Thousand Five Hundred Dollars ($212,500) annually and who contribute through payroll deductions the maximum allowed under the 423 Plan may invest a portion of their regular salary, not to exceed the amount by which 10% of their regular salary exceeds the amount of the Employee's contribution under the 423 Plan, by electing to have a portion of their salary deducted and applied to the purchase of Company Stock ("Employee Contribution").

     The amount that the Employee elects to contribute will be deducted from such Employee's salary twice each month or at such other times as the Company's payroll may be paid. Employees may elect payroll deductions as a percentage of pay. Salary increases will automatically result in a proportional increase in the dollar amount of the Employee Contribution. Requests for changes in the Employee Contribution shall be directed to the employee benefits department of human resources. The Employee may, upon written request, increase or decrease the Employee Contribution twice within a twelve-month period. The

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Employee may stop Employee Contributions at any time. Once Employee
Contributions cease, however, the Employee must wait at least six months before he can resume Plan participation.

     (b) EXCESS 423 PLAN CONTRIBUTIONS. In the case of Employees with regular salaries of at least One Hundred Twenty-Five Thousand Dollars ($125,000) annually, if some or all of an Employee's 423 Plan contributions are ineligible to purchase Company Stock (at the time of any exercise of an option) under provisions of the 423 Plan intended to satisfy the requirements of Internal Revenue Code Section 423 employee stock purchase plans ("Disallowed 423 Contributions") and such Disallowed 423 Contributions exceed five hundred dollars ($500), the Employee may elect to invest some or all of the amount of such Disallowed 423 Contributions, but not less than five hundred dollars ($500), into the Plan for the purchase of Company Stock. Employees electing to invest Disallowed 423 Contributions in the Plan must deliver instructions to the employee benefits department of human resources, within 30 days after the applicable exercise date under the 423 Plan, or within 10 days of written notification of the amount of the Disallowed 423 Contribution if later, to transfer an amount (not exceeding the amount of Disallowed 423 Contributions) from the Employee's 423 Plan account which holds the Employee's 423 Plan payroll contributions to the Plan for the purchase of Company Stock.

     (c) DIRECTORS CONTRIBUTIONS. Each Director may invest up to that amount of compensation he or she is allowed monthly for service in various capacities as a Director, but not to exceed $36,000 annually, by delivering such cash contribution to the Company ("Director Contribution").

     (d) COMPANY CONTRIBUTIONS. For each Employee Payroll Contribution and each Excess 423 Plan Contribution, the Company will contribute an amount equal to 30% of the Employee's contribution until such time as a new percentage contribution is adopted by the Board. For each Director Contribution, the Company will contribute an amount such that the Director realizes a net, after-tax contribution by the Company that is equal to 45% of the Director Contribution (based on an estimated combined federal and state income tax rate of 33%), until such time as a new percentage contribution is adopted by the Board. Employee Payroll Contributions, Excess 423 Plan Contributions, and Directors Contributions are hereinafter collectively referred to as "Participant Contributions," and each contribution to be made by the Company as described in this Section 3.3(d) is hereinafter referred to as a "Company Contribution." In addition to the Company Contribution, the Company will also pay the commission fee on all purchases of Company Stock made through the Plan.

     3.4 SALES OF COMPANY STOCK. Participants may instruct the Plan Agent in writing at any time to sell their full shares and the fractional interest in any shares allocable to such Participants' account, but in order to continue participating in the Plan, Participants must maintain a positive share balance of at least a fractional interest in one share of Company Stock. Except as set forth in the preceding sentence, such instructions to the Plan Agent to sell shares, or a request for delivery of certificates, will not affect the Participant's status under the Plan. Upon any sale of shares from a Participant's account, the Plan Agent will mail the Participant a check for the proceeds, less the applicable brokerage commission, administrative fees and any transfer taxes, registration fee or other normal charges which are payable by the Participant.

     Selling Participants should be aware that Company Stock prices may fall during the period between a request for sale, its receipt by the Plan Agent, and the ultimate sale in the open market, which will be effected within ten (10) business days after a request for sale. This risk should be evaluated by Participants and is a risk to be borne solely by Participants.

     Checks for the proceeds of sales of Company Stock will be mailed to Participants as soon as practicable after settlement of the trade by the brokerage firm or other representative retained by the Plan Agent to execute the trade. The settlement will take place three (3) business days after the actual sale of shares of Company Stock or at such other time as may be applicable under laws and regulations governing the settlement of securities transactions.

     3.5 DIVIDEND REINVESTMENT. Unless the Participant has withheld authority to reinvest cash dividends, all cash dividends on stock purchased and held for the Participant's account, whether or not evidenced by certificates in the name of and held by the Participant, shall be received by the Plan Agent and applied to the purchase of additional shares of Company Stock for such Participant's account as set forth above, until such time as the account is terminated as hereinafter provided. Brokerage commissions on purchases made with reinvested dividends will be payable by the Participant and reflected in the purchase price per share at the time such reinvestment is made. In addition, Participants will pay an administrative fee to the Plan Agent which will be deducted from the reinvested amount. All stock dividends, stock splits or other distributions payable in shares of Company Stock on shares held for a Participant under the Plan which are received by the Plan Agent shall be held by the Plan Agent on the same terms as shares purchased under the Plan for the account of such Participant. All other non-cash dividends or distributions and all cash dividends in respect of Company Stock held for Participants who have withheld authority to reinvest cash dividends shall be forwarded immediately to the Participant and shall not be credited to the


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Participant's account. The dollar value of accumulated dividends credited to each Participant's Account during the year will be reported to the respective Participant on the year-end statement furnished by the Plan Agent.

     3.6 ACQUISITION AND DELIVERY OF SHARES. Within ten (10) business days of each Participant Contribution, the Company will forward to the Plan Agent the amount of the Participant Contribution plus the Company Contribution. Within thirty (30) business days of the receipt of those funds, the Plan Agent's representatives will then apply those funds toward the purchase of shares or fractional shares of Company Stock in the over-the-counter market or any other public securities market in which shares of Company Stock may be regularly traded. Such purchases shall be made in a random manner so as to avoid arbitrarily influencing the price of Company Stock during the purchase period. Any shares so purchased shall be held by the Plan Agent for each Participant's respective Account.

     Upon completion of each stock purchase, the shares will be allocated to the Participant's Account. In the event of any transaction activity in a Participant's Account during a given calendar month, the Plan Agent will send the Participant a statement reflecting transactions in the Participant's Account for that period and reflecting the total number of shares of Company Stock held in such Participant's Account.

     3.7 TAX MATTERS. The Plan is not a qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Company Contributions, as well as dividends credited to each Participant's Account during the course of the year, must be reported by the respective Participant as ordinary income. Company Contributions will be included in the total income reported on each Employee's Form W-2 and each Director's Form 1099 at year-end. Information necessary for reporting dividend income and other required tax information will be shown on the year-end statement provided to each Participant by the Plan Agent.

     3.8 ACCESS TO PARTICIPANT ACCOUNTS. Once an account is opened, each Participant will have unlimited access to, and complete authority over the management of, the shares of Company Stock held in the Participant's Account. Participants may withdraw shares, sell shares, and order stock certificates by dealing directly with the Plan Agent or the Plan Agent's designated representatives. Each Participant shall be entitled to receive at any time, upon request and with the payment of any transfer charge imposed by the Plan Agent in connection with such transfer, certificates representing whole shares held by the Plan Agent for the Participant's Account. Each Participant may make a blanket written request of the Plan Agent that the Plan Agent issue and deliver certificates to such Participant after every purchase, unless the Plan Agent can demonstrate that such blanket requests would lead to a proliferation of certificates and impose unduly burdensome administrative responsibilities on the Plan Agent. The Plan Agent shall pass any proxy solicitation materials on to Participants and shall vote proxies of shares held in each Participant's Account according to the respective Participant's instructions.

4. THE PLAN AGENT. The Board will designate a qualified independent purchasing agent (referenced herein as the "Plan Agent") to maintain each Participant's Account and to make purchases or to instruct brokers to make purchases of Company Stock for such Participants' Accounts. The Board reserves the right to discontinue the use of the original Plan Agent and substitute any other firm selected by the Board in its sole discretion. The Plan Agent will administer or direct the purchase of Company Stock and will furnish reports to Participants reflecting transactions in their Accounts.

Except as specifically set forth herein, the Plan Agent will have sole and absolute discretion, once it has received the funds for the purchase of Company Stock, to acquire, or to instruct brokers or other representatives of the Plan Agent to acquire, Company Stock at such times and prices, in such amounts, and by such method as the Plan Agent deems to be in the best interests of the Participants.

5. COMPANY CONTRIBUTION NON-ASSIGNABLE. The right of a Participant to receive the Company Contribution may not be assigned or otherwise transferred to any other person or entity.

6. JOINT ACCOUNT AND RIGHT OF SURVIVORSHIP. Participants may elect the option of a joint account with right of survivorship. When this option is selected, orders to sell Company Stock and other instructions may be executed by either person. Upon the death of either person, all shares and partial shares of Company Stock shall become the sole property of the survivor. In the event an employee dies without a joint account and right of survivorship designation, the shares in the Participant's Account will be distributed in the Participant's estate.

7. SHARES SUBJECT TO AWARDS. The aggregate number of shares of Company Stock that may be sold pursuant to the Plan will not exceed 3,000,000. In the event of any change in the outstanding Company Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or otherwise, the Board shall adjust the number of shares of Company Stock which may be sold pursuant to the Plan.

8. RIGHTS AS SHAREHOLDER. Nothing contained in this Plan shall in any way have the effect of undermining or diminishing a Participant's rights and privileges as a shareholder of the Company.

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9.   AMENDMENT OR TERMINATION. The Board may amend, modify, suspend or terminate the Plan at any time. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in any relationship with the Company or a Subsidiary or affect any right which the Company or a Subsidiary shall have to terminate its relationship with the Participant. Upon termination of participation in the Plan, the terminated Participant shall no longer be entitled to receive Company Contributions or otherwise participate, through the Plan, in the purchase of Company Stock. Such Participant's account relationship with the Plan Agent, however, may survive termination of participation in the Plan if permitted by the Account Agreement.


10. ERISA NOT APPLICABLE. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.





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